EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 2, 2009, with respect to the consolidated financial statements of PRWT Services, Inc. and Subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 contained in the Registration Statement and Prospectus of PRWT Services, Inc. We consent to the aforementioned report in this Registration Statement and Prospectus (File No. 333-159751), and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
June 2, 2009